Dated as of August 8, 2002

                                LETTER AGREEMENT
                                ----------------


The Immune Response Corporation
5935 Darwin Court
Carlsbad , CA 92008
Attention: Michael L. Jeub

            Re:   Nasdaq Compliance Restrictions
                  ------------------------------

Dear Michael:

            The undersigned, each a security holder and an affiliate of a director of The Immune Response Corporation, a Delaware corporation (the "Company"), understand that the Nasdaq National Market ("Nasdaq") has contacted the Company regarding an alleged violation of National Association of Security Dealers ("NASD") Rule 4350(i)(1)(A) (the "Insider Rule"), Rule 4350(i)(1)(B) (the "Change in Control Rule") and Rule 4350(i)(1)(D) (the "20% Rule") in connection with the sale of Notes and Warrants to the undersigned pursuant to the Note Purchase Agreement dated as of November 9, 2001, by and between the Company and the Kevin Kimberlin Partners, L.P., a Delaware limited partnership ("KKP"), as amended by Amendment No. 1 to the Note Purchase Agreement dated as of February 14, 2002, Amendment No. 2 to the Note Purchase Agreement, dated as of May 3, 2002, each by and between the Company, KKP and Oshkim Limited Partnership, a Nevada limited partnership ("Oshkim") and Amendment No. 3 to the Note Purchase Agreement, dated as of July 11, 2002, by and between the Company, KKP, Oshkim and The Kimberlin Family 1998 Irrevocable Trust (the "Agreement"). While neither the Company nor the undersigned believe that the transactions pursuant to the Agreement violated the Insider Rule, the Change in Control Rule or the 20% Rule, all parties agree that, as requested by Nasdaq in order to ensure compliance with the Insider Rule, it is in the best interest of the Company and the undersigned to agree to certain restrictions with respect to the Common Stock of the Company underlying the Notes and Warrants issued in May, June and July, 2002, pursuant to the Agreement.

             In recognition of the benefit that continued listing of the Company's Common Stock on Nasdaq would confer upon the undersigned as security holders of the Company and to enable the Company and the undersigned to engage in future financing pursuant to the Agreement, the undersigned and the Company agree that until either (i) the Company obtains stockholder approval (which approval the Company shall use its best efforts to obtain by November 30, 2002) of the transactions for purposes of compliance with the Insider Rule, the Change in Control Rule and the 20% Rule or (ii) at such time as a proposed merger, sale of assets or similar transaction, or tender or exchange offer is under consideration by our Board of Directors, the restrictions will lapse, the undersigned will not, without the prior written consent of the Company, directly or indirectly:

            (i) vote any shares of the Common Stock issuable upon the conversion or exercise of the respective Notes and Warrants issued in May, June and July, 2002;

            (ii) offer, pledge, sell, or otherwise dispose of or transfer any shares of the Common Stock issuable upon the conversion or exercise of the respective Notes and Warrants issued in May, June and July, 2002;

            (iii) receive any additional shares of capital sock (or securities convertible into or exchangeable for capital stock) issuable by the Company via a stock dividend or stock distribution paid with respect to its Common Stock ("Dividends") issuable upon the conversion or exercise of the respective Notes and Warrants issued in May, June and July, 2002;

            (iv) convert or exercise any of the respective Notes and Warrants issued in May, June and July, 2002.

            Notwithstanding subsection (ii), the undersigned may transfer or assign shares of the Common Stock issuable upon the conversion or exercise of the respective Notes and Warrants issued pursuant to the Agreement (i) as a bona fide gift or gifts, provided that the donee or donees thereof enter into a Letter Agreement on terms identical to the terms of this Letter Agreement, or
(ii) to any trust for the direct or indirect benefit of the undersigned, provided that the trustee of the trust enter into a Letter Agreement on terms identical to the terms of this Letter Agreement, and provided further that any such transfer shall not involve a disposition for value. In addition, notwithstanding the foregoing, the undersigned may transfer or assign the capital stock of the Company to any partner of the undersigned or affiliate of such partner; provided, however, that in any such case, it shall be a condition to the transfer or assignment that the transferee or assignee enter into a Letter Agreement on terms identical to the terms of this Letter Agreement and there shall be no further transfer of such capital stock except in accordance with this Letter Agreement, and provided further that any such transfer shall not involve a disposition for value. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the undersigned's securities except in compliance with the foregoing restrictions.

            Notwithstanding subsection (iii), any Dividends which the undersigned would have the right to receive shall be held in escrow for the undersigned by the Chief Financial Officer of the Company until obtaining stockholder approval for the transaction for purposes of compliance with the Insider Rule, the Change in Control Rule or the 20% Rule.

                                    Very truly yours,


                                    OSHKIM LIMITED PARTNERSHIP


                                    --------------------------------------------
                                    By:
                                    Its:

                                    THE KIMBERLIN FAMILY 1998
                                    IRREVOCABLE TRUST


                                    --------------------------------------------
                                    By:
                                    Its:



Agreed and accepted:

THE IMMUNE RESPONSE CORPORATION




___________________________________________________
Michael L. Jeub
Vice President, Finance and Chief Financial Officer